Exhibit d(xx)

THIRD AMENDMENT TO AMENDED AND RESTATED
INVESTMENT SUB-ADVISORY AGREEMENT

          Effective January 1, 2009, the Amended and Restated Investment Sub-Advisory Agreement between HL Investment Advisors, LLC and Wellington Management Company, LLP dated as of August 28, 2002, and applicable to Hartford Capital Appreciation HLS Fund and Hartford Small Company HLS Fund, et al. (the “Agreement”), is hereby amended to reflect the following amended fee schedule for the funds listed as per the attached Schedule A:

          The sub-advisory fees shall be accrued daily and paid quarterly, based upon the following annual rates and upon the calculated daily net asset values of the Portfolios as follows.

          IN WITNESS WHEREOF, the parties hereto have caused this amendment to be executed as of the 1st day of January 2009.

HL INVESTMENT ADVISORS, LLC		WELLINGTON MANAGEMENT COMPANY, LLP

By:	/s/Robert Arena	By:	/s/Jonathan M. Payson

	By: Robert Arena		By: Jonathan M. Payson
	Title: Manager, Senior Vice President		Title: Sr. Vice President

Hartford Series Fund, Inc.

Schedule A

Hartford Capital Appreciation HLS Fund

Sub-adv fee schedule [Team 1]

Net Asset Value	Annual Rate

All Assets	0.250%

Sub-adv fee schedule [Team II]

Net Asset Value	Annual Rate

First $250 million	0.500%
Next $250 million	0.450%
Next $500 million	0.400%
Over $1 billion	0.350%

Hartford Small Company HLS Fund

Net Asset Value	Annual Rate

All Assets	0.375%

Hartford Series Fund, Inc.